CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$2,014,000	$234.03

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated July 24, 2015 (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Prospectus Addendum dated February 3, 2015)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$2,014,000 Phoenix AutoCallable Notes due January 29, 2019 Linked to the Lesser Performing Reference Asset of Two Common Stocks Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Initial Valuation Date:	July 24, 2015

Issue Date:	July 29, 2015

Final Valuation Date:*	January 24, 2019

Maturity Date:*	January 29, 2019

Observation Dates:*	October 26, 2015, January 25, 2016, April 25, 2016, July 25, 2016, October 24, 2016, January 24, 2017, April 24, 2017, July 24, 2017, October 24, 2017, January 24, 2018, April 24, 2018, July 24, 2018, October 24, 2018 and the Final Valuation Date.

Contingent Coupon Payment Dates:*	With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date.

Reference Assets:	The common stock of The Walt Disney Company (“Disney”) and the Class B common stock of CBS Corporation (“CBS”), as noted in the following table:

Reference Asset	Bloomberg Service Page	Initial Price	Coupon Barrier Price	Barrier Price
Disney	DIS UN <Equity>	$118.91	$83.24	$83.24
CBS	CBS UN <Equity>	$53.04	$37.13	$37.13

Each of the common stocks noted above are referred to herein as a “Reference Asset” and collectively as the “Reference Assets”.

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions described below, and if you hold your Notes to maturity, you will receive a cash payment at maturity (in each case, subject to our credit risk and in addition to any Contingent Coupon that may be payable on such date) determined as follows:

•       If the Final Price of the Lesser Performing Reference Asset is equal to or greater than its Barrier Price, you will receive a cash payment of $1,000 per $1,000 principal amount Note.

•       If the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price and we do not elect to exercise our physical settlement option, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

•       If the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price and we elect to exercise our physical settlement option, you will receive (i) an amount of shares of the Lesser Performing Reference Asset equal to the Applicable Physical Delivery Amount and (ii) a cash payment equal to the Applicable Fractional Share Amount times the Final Price of the Lesser Performing Reference Asset.

If your Notes are not automatically called prior to maturity, and if the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset. In such an event, if we elect to exercise our physical settlement option, the market value of the shares of the Lesser Performing Reference Asset that you receive may be less than the amount of cash that you would have received had we not elected to exercise such option. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Contingent Coupons any payment upon automatic call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness or the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

[Summary Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.35%	97.65%
Total	$2,014,000	$2,014,000	$47,329	$1,966,671

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $952.30 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-4 of this pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.35% of the principal amount of the notes, or $23.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PS-12 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Summary Terms of the Notes Continued

Contingent Coupon:

$20.00 per $1,000 principal amount Note, which is 2.00% of the principal amount per Note (8.00% per annum).

If the Closing Price of each Reference Asset on any Observation Date is equal to or greater than its respective Coupon Barrier Price, Barclays Bank PLC will pay you the Contingent Coupon applicable to such Observation Date on the related Contingent Coupon Payment Date.

If the Closing Price of either Reference Asset is less than its Coupon Barrier Price on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Contingent Coupon Payment Date.

Automatic Call:	If, on any Observation Date (other than the Final Valuation Date), the Closing Price of each Reference Asset is equal to or greater than its respective Initial Price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the Call Settlement Date.

Call Settlement Date:*	The Contingent Coupon Payment Date following the Observation Date on which an Automatic Call occurs

Initial Price:**	With respect to each Reference Asset, the Closing Price of such Reference Asset on the Initial Valuation Date, as noted in the table above

Coupon Barrier Price:**	With respect to each Reference Asset, 70.00% of its Initial Price (rounded to the nearest cent), as noted in the table above

Barrier Price:**	With respect to each Reference Asset, 70.00% of its Initial Price (rounded to the nearest cent), as noted in the table above

Final Price:	With respect to each Reference Asset, the Closing Price of such Reference Asset on the Final Valuation Date

Redemption Price:	$1,000 per $1,000 principal amount Note plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Lesser Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above

Applicable Physical Delivery Amount:	The Physical Delivery Amount applicable to the Lesser Performing Reference Asset

Applicable Fractional Share Amount:	The Fractional Share Amount applicable to the Lesser Performing Reference Asset

Physical Delivery Amount and Fractional Share Amount:**	With respect to each Reference Asset, (a) the Physical Delivery Amount is a number of shares of such Reference Asset equal to $1,000 divided by the Initial Price of such Reference Asset, rounded down to the nearest whole number and (b) the Fractional Share Amount is equal to the number of fractional shares of such Reference Asset resulting from dividing $1,000 by the Initial Price. The Physical Delivery Amount and Fractional Share Amount are noted in the table below:

Reference Asset	Physical Delivery Amount	Fractional Share Amount
Disney	8 shares	0.40972 shares
CBS	18 shares	0.85370 shares

Closing Price:	With respect to a Reference Asset, on any day, the closing price per share of such Reference Asset published at the regular weekday close of trading on such day as displayed on the applicable Bloomberg Professional® service page noted above under “Reference Assets” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset on which no Market Disruption Event occurs or is continuing with respect to either Reference Asset.

The term “scheduled trading day”, with respect to a Reference Asset, has the meaning set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741WAZ3 / US06741WAZ32

*	Subject to postponement, as described under “Selected Purchase Considerations—Reference Asset Business Days and Market Disruption Events” in this pricing supplement.
**	Subject to adjustment as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

PS–2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and prospectus addendum, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PS–3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-12 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PS–4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Hypothetical Initial Price of each Reference Asset: $100.00*

•	Hypothetical Coupon Barrier Price for each Reference Asset: $70.00 (70.00% of the hypothetical Initial Price set forth above)

•	Contingent Coupon: $20.00 per $1,000 principal amount Note (2.00% of the principal amount per Note)

*	The hypothetical Initial Price and the hypothetical Coupon Barrier Price of $70.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Price and Coupon Barrier Price for each Reference Asset are as set forth on the cover of this pricing supplement.

Example 1: The Closing Price of each Reference Asset is greater than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
Disney	$95.00
CBS	$120.00

Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price, you will receive a Contingent Coupon of $20.00, or 2.00% of the principal amount per Note, on the related Contingent Coupon Payment Date.

Example 2: The Closing Price of one Reference Asset is greater than its Coupon Barrier Price on the relevant Observation Date and the Closing Price of the other Reference Asset is less than its Coupon Barrier Price.

Reference Asset	Closing Price on Relevant Observation Date
Disney	$65.00
CBS	$110.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Price of each Reference is less than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
Disney	$65.00
CBS	$50.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Price of at least one Reference Asset is below its Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

In each of the examples above, because the Closing Price of at least one Reference Asset is less than its Initial Price on the relevant Observation Date, the Notes will not be called on the related Contingent Coupon Payment Date. Your Notes will be automatically called only if the Closing Price of each Reference Asset on an Observation Date prior to the Final Valuation Date is equal to or greater than its respective Initial Price.

PS–5

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE FOLLOWING AN AUTOMATIC CALL

The following examples demonstrate the how the payment following an Automatic Call (if one occurs) and on hypothetical Contingent Coupon Payment Dates preceding such an Automatic Call will be calculated under various circumstances. The numbers set forth in the following examples have been rounded for eases of reference and do not relate to the actual Closing Price of either Reference Asset on any Observation Date. We cannot predict the Closing Price of either Reference Asset on any such date. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

•	Hypothetical Initial Price of each Reference Asset: $100.00*

•	Coupon Barrier Price for each Reference Asset: $70.00 (70.00% of the hypothetical Initial Price set forth above)

•	Contingent Coupon: $20.00 per $1,000 principal amount Note (2.00% of the principal amount per Note)

*	The hypothetical Initial Price of $100.00 and the hypothetical Coupon Barrier Price of $70.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Price and Coupon Barrier Price for each Reference Asset are as set forth on the cover of this pricing supplement.

Example 1: The Notes are automatically called on the first Observation Date.

	Closing Price
Observation Date	Disney	CBS	Payment (per $1,000 principal amount Note)
First	$103.00	$110.00	$1,020.00

Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price on the first Observation Date, you will receive a Contingent Coupon of $20.00 per $1,000 principal amount Note that you hold on the related Contingent Coupon Payment Date.

In addition, because the Closing Price of each Reference Asset is equal to or greater than its Initial Price on the first Observation Date, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, you will receive a cash payment of $1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon of $20.00 per Note otherwise payable on such date (for a total Redemption Price of $1,020.00 per $1,000 principal amount Note payable on the Call Settlement Date).

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the price of either Reference Asset at any time after the Call Settlement Date.

Example 2: The Notes are automatically called on the eighth Observation Date.

	Closing Price
Observation Date	Disney	CBS	Payment (per $1,000 principal amount Note)
First	$105.00	$90.00	$20.00
Second	$80.00	$65.00	$0.00
Third	$90.00	$67.00	$0.00
Fourth	$85.00	$80.00	$20.00
Fifth	$65.00	$105.00	$0.00
Sixth	$68.00	$90.00	$0.00
Seventh	$90.00	$85.00	$20.00
Eighth	$110.00	$103.00	$1,020.00

Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price on certain Observation Dates, you will receive a Contingent Coupon of $20.00 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates. Because, however, the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price on other Observation Dates, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Dates.

Because the Closing Price of each Reference Asset is equal to or greater than its Initial Price on the eighth Observation Date, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, you will receive a cash payment of $1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon of $20.00 per Note otherwise payable on such date (for a total Redemption Price of $1,020.00 per $1,000 principal amount Note payable on the Call Settlement Date).

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the price of either Reference Asset at any time after the Call Settlement Date.

PS–6

Example 3: The Notes are automatically called on the twelfth Observation Date.

	Closing Price
Observation Date	Disney	CBS	Payment (per $1,000 principal amount Note)
First	$80.00	$90.00	$20.00
Second	$65.00	$65.00	$0.00
Third	$75.00	$67.00	$0.00
Fourth	$65.00	$70.00	$0.00
Fifth	$60.00	$85.00	$0.00
Sixth	$75.00	$90.00	$20.00
Seventh	$90.00	$65.00	$0.00
Eighth	$80.00	$85.00	$20.00
Ninth	$90.00	$68.00	$0.00
Tenth	$85.00	$90.00	$20.00
Eleventh	$105.00	$95.00	$20.00
Twelfth	$120.00	$110.00	$1,020.00

Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price on certain Observation Dates, you will receive a Contingent Coupon of $20.00 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates. Because, however, the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price on other Observation Dates, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Dates.

Because the Closing Price of each Reference Asset is equal to or greater than its Initial Price on the twelfth Observation Date, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, you will receive a cash payment of $1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon of $20.00 per Note otherwise payable on such date (for a total Redemption Price of $1,020.00 per $1,000 principal amount Note payable on the Call Settlement Date).

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the price of either Reference Asset at any time after the Call Settlement Date.

PS–7

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following examples demonstrate the how the payment at maturity will be calculated under various circumstances. The numbers set forth in the following examples have been rounded for eases of reference. These examples, which assume that the Notes have not been automatically called prior to maturity, do not take into account any tax consequences of investing in the Notes and also make the following additional assumptions:

Reference Asset	Initial Price	Coupon Barrier Price	Barrier Price	Physical Delivery Amount	Fractional Share Amount
Disney	$118.91	$83.24	$83.24	8 shares	0.40972 shares
CBS	$53.04	$37.13	$37.13	18 shares	0.85370 shares

Final Price ($)		Reference Asset Return
Disney	CBS	Disney	CBS	Lesser Performing Reference Asset	Payment at Maturity(1)
190.26	79.56	60.00%	50.00%	50.00%	$1,000.00
184.31	74.26	55.00%	40.00%	40.00%	$1,000.00
154.58	74.26	30.00%	40.00%	30.00%	$1,000.00
160.53	63.65	35.00%	20.00%	20.00%	$1,000.00
142.69	58.34	20.00%	10.00%	10.00%	$1,000.00
118.91	58.34	0.00%	10.00%	0.00%	$1,000.00
112.96	47.74	-5.00%	-10.00%	-10.00%	$1,000.00
95.13	58.34	-20.00%	10.00%	-20.00%	$1,000.00
107.02	37.13	-10.00%	-30.00%	-30.00%	$1,000.00
124.86	31.82	5.00%	-40.00%	-40.00%	$600.00(2)
59.46	54.10	-50.00%	2.00%	-50.00%	$500.00(2)
71.35	21.22	-40.00%	-60.00%	-60.00%	$400.00(2)
35.67	61.00	-70.00%	15.00%	-70.00%	$300.00(2)
59.46	10.61	-50.00%	-80.00%	-80.00%	$200.00(2)
95.13	5.30	-20.00%	-90.00%	-90.00%	$100.00(2)
124.86	0.00	5.00%	-100.00%	-100.00%	$0.00(2)

(1)	Per $1,000 principal amount Note, excluding the final Contingent Coupon (if one is payable on the Maturity Date)
(2)	Assumes that we do not elect to exercise our physical settlement option

Example 1: The Final Price of Disney is $142.69 and the Final Price of CBS is $58.34.

Because CBS has the lower Reference Asset Return, CBS is the Lesser Performing Reference Asset. Because the Final Price of the Lesser Performing Reference Asset is not less than its Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon of $20.00 that will otherwise be payable on the Maturity Date).

Example 2: The Final Price of Disney is $95.13 and the Final Price of CBS is $58.34.

Because Disney has the lower Reference Asset Return, Disney is the Lesser Performing Reference Asset. Because the Final Price of the Lesser Performing Reference Asset is not less than its Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon of $20.00 that will otherwise be payable on the Maturity Date).

Example 3: The Final Price of Disney is $124.86 and the Final Price of CBS is $31.82.

Because CBS has the lower Reference Asset Return, CBS is the Lesser Performing Reference Asset. Because the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity determined as follows:

If we do not elect to exercise our physical settlement option, you will receive a cash payment at maturity of $600.00 per principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -40.00%] = $600.00

Because CBS is the Lesser Performing Reference Asset, the Applicable Physical Delivery Amount is 18 shares of CBS and the Applicable Fractional Share Amount is 0.85370 shares of CBS. Accordingly, if we do elect to exercise our physical settlement option, you will receive on the Maturity Date a total of 18 shares of CBS plus $27.16 in cash.

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the Maturity Date.

PS–8

Example 4: The Final Price of Disney is $71.35 and the Final Price of CBS is $21.22.

Because CBS has the lower Reference Asset Return, CBS is the Lesser Performing Reference Asset. Because the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity determined as follows:

If we do not elect to exercise our physical settlement option, you will receive a cash payment at maturity of $400.00 per principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -60.00%] = $400.00

Because CBS is the Lesser Performing Reference Asset, the Applicable Physical Delivery Amount is 18 shares of CBS and the Applicable Fractional Share Amount is 0.85370 shares of CBS. Accordingly, if we do elect to exercise our physical settlement option, you will receive on the Maturity Date a total of 18 shares of CBS plus $18.12 in cash.

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the Maturity Date.

Examples 3 and 4 above demonstrate that, if your Notes are not automatically called prior to maturity, and if the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset. You will not benefit in any way from the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Lesser Performing Reference Asset.

If your Notes are not automatically called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

PS–9

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—The Observation Dates, including the Final Valuation Date and the Maturity Date are subject to adjustment in the event that a scheduled Observation Date is not a Reference Asset Business Day or if a Market Disruption Event occurs or is continuing with respect to either Reference Asset on such date.

If a scheduled Observation Date (including the Final Valuation Date) is not a Reference Asset Business Day, the relevant Observation Date will be the next following Reference Asset Business Day. If a Market Disruption Event occurs or is continuing with respect to either Reference Asset on a scheduled Observation Date, the relevant Observation Date will be postponed to the next following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to either Reference Asset. In no event, however, will an Observation Date be postponed by more than Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Closing Price of any Reference Asset unaffected by such Market Disruption Event using the Closing Price of such Reference Asset on such fifth day and will determine the Closing Price of any Reference Asset affected by such Market Disruption Event in the manner described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

In the event that an Observation Date prior to the Final Valuation Date is postponed, the Contingent Coupon Payment Date following such Observation Date will be the fifth business day following such Observation Date (as postponed). If the Final Valuation Date is postponed, and notwithstanding anything to the contrary in the accompanying prospectus supplement, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days, as described above.

For a description of what constitutes a Market Disruption Event with respect to each Reference Asset, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

•	Adjustments to the Reference Assets and the Notes—For a description of adjustments that may affect the Reference Assets, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement. For a description of further adjustments that may affect the Notes, please see and “Reference Assets—Equity Securities—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Equity Security” in the prospectus supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes (subject to the discussion below regarding the receipt of shares of the Lesser Performing Reference Asset at maturity) in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued Contingent Coupons that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. Moreover, in the event you receive shares of the Lesser Performing Reference Asset upon the maturity of the Notes, such loss may be deferred (as described in the following paragraph).

PS–10

If you receive shares of the Lesser Performing Reference Asset upon the maturity of your Notes, it is not clear whether the receipt of shares of the Lesser Performing Reference Asset should be treated as (i) a taxable settlement of the Notes followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the Notes. Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares of the Lesser Performing Reference Asset upon the maturity of your Notes. If the receipt of the shares is treated as a taxable settlement of the Notes followed by a purchase of the shares, you should (i) recognize capital loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the Fractional Share Amount, if any, and your tax basis in the Notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time. If, alternatively, the receipt of shares of the Lesser Performing Reference Asset upon the maturity of your Notes is treated as a tax-free purchase of the shares, (i) the receipt of shares of the Lesser Performing Reference Asset upon maturity of your Notes should not give rise to the current recognition of loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your Notes (determined as described below, less the basis attributable to a fractional share, if any), and (iii) if you receive the Fractional Share Amount upon the stock settlement of such Notes, you should recognize short-term capital loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share. In general, your tax basis in your Notes will be equal to the price you paid for the Notes. Your holding period in the shares you receive upon the maturity of your Notes will begin on the day after you receive such shares.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are paid on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

PS–11

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and prospectus addendum, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in Significant Loss—If your Notes are not automatically called prior to maturity and if the Final Price of the Lesser Performing Reference Asset is less its Barrier Price, your investment will be fully exposed to the negative performance of the Lesser Performing Reference Asset. If we do exercise our option to physically settle your Notes in such an event, you will receive an amount of shares of the Lesser Performing Reference Asset with a market value that is expected to be substantially less than the value of your initial investment. Furthermore, the market value of such shares may be less than the amount of the cash payment that you would have received at maturity had we not elected to exercise our physical settlement option because of fluctuations in the price of the Lesser Performing Reference Asset between the Final Valuation Date and the Maturity Date. You may lose up to 100% of the principal amount of your Notes.

•	Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the price of either Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date) even if the Reference Asset Return of one or both Reference Assets is positive.

•	You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Price of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Price. If the Closing Price of either Reference Asset on an Observation Date is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Price of at least one Reference Asset is less than its respective Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Price of each Reference Asset on any Observation Date prior to the Final Valuation Date is equal to or greater than its respective Initial Price. Accordingly, the term of the Notes may be as short as three months.

In the event than an Automatic Call occurs, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No further payments will be made on the Notes after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

PS–12

•	If Your Notes are not Automatically Called Prior to Maturity, the Payment at Maturity is not Based on the Price of either Reference Asset at any Time Other than the Closing Price of the Lesser Performing Reference Asset on the Final Valuation Date—The Final Prices and Reference Asset Returns (and, accordingly, the Reference Asset Return of the Lesser Performing Reference Asset) will be based solely on the Closing Prices of the Reference Assets on the Final Valuation Date. Accordingly, if the price of the Lesser Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the price of such Reference Asset at a time prior to such drop.

If your Notes are not called prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset. If the Final Price of the Lesser Performing Reference Asset is less than the Barrier Price applicable to such Reference Asset, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Lesser Performing Reference Asset.

•	Whether or Not the Notes Will be Automatically Called Prior to Will Not be Based on the Price of either Reference Asset at Any Time Other than the Closing Prices of the Reference Assets on the applicable Observation Date—Whether or not the Notes are automatically called prior to maturity be based solely on the Closing Prices of the Reference Assets on each Observation Date prior to the Final Valuation Date. Accordingly, if the price of either Reference Asset drops on any Observation Date such that the Closing Price of such Reference Asset falls below the Initial Price of such Reference Asset, your Notes will not be called with respect to such Observation Date

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Contingent Coupons and any payment upon automatic call or at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Powers” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of either Reference Asset would have.

•	Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Reference Asset.

PS–13

•	Single Equity Risk—The price of each Reference Asset can rise or fall sharply due to factors specific to the relevant Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Reference Asset. We have not undertaken any independent review or due diligence of any Reference Asset issuer’s SEC filings or of any other publicly available information regarding any such issuer.

•	Industry Concentration Risk—The issuers of each Reference Asset are in the media and entertainment industry. The performance of these companies is subject to a number of complex and unpredictable factors such as industry competition, government regulation and supply and demand for the products and services produced or offered by such companies. Negative developments in the media and entertainment sector may have a negative effect on the issuers of the Reference Assets and, in turn, may have an adverse effect on the value of the Notes. By investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

PS–14

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the prospectus addendum. Neither the Issuer nor Barclays Capital Inc. nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Coupons (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the Reference Assets;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PS–15

THE REFERENCE ASSETS

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing each Basket Component can be located by reference to the respective SEC file number specified below.

The summary information below regarding each Reference Asset comes from each company’s respective SEC filings. You are urged to refer to the SEC filings made by the relevant company and to other publicly available information (such as the company’s annual report) to obtain an understanding of the company’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular company. We have not undertaken any independent review or due diligence of the SEC filings of the issuer of any of the Reference Assets or of any other publicly available information regarding each such issuer.

PS–16

The Walt Disney Company

According to publicly available information, The Walt Disney Company (“Disney”) is an entertainment company that conducts operations in media networks, studio entertainment, theme parks and resorts, consumer products, and interactive media. Disney produces motion pictures, television programs, and musical recordings, as well as books and magazines.

Information filed by Disney with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11605, or its CIK Code: 0001001039. Disney’s common stock is listed on the New York Stock Exchange under the ticker symbol “DIS”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Disney’s SEC filings or any other publicly available information regarding Disney.

Historical Performance of the Common Stock of The Walt Disney Company

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Disney during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	33.10	28.12	31.38
June 30, 2008	34.99	29.93	31.20
September 30, 2008	34.39	29.10	30.69
December 31, 2008	30.68	18.73	22.69
March 31, 2009	24.31	15.59	18.16
June 30, 2009	25.87	18.79	23.33
September 30, 2009	28.46	22.24	27.46
December 31, 2009	32.43	27.21	32.25
March 31, 2010	35.31	29.32	34.91
June 30, 2010	37.56	31.50	31.50
September 30, 2010	35.29	31.38	33.11
December 31, 2010	37.95	33.14	37.51
March 31, 2011	44.07	37.82	43.09
June 30, 2011	43.91	37.58	39.04
September 30, 2011	40.74	29.55	30.16
December 31, 2011	37.71	29.00	37.50
March 31, 2012	44.38	38.31	43.78
June 30, 2012	48.50	40.98	48.50
September 30, 2012	52.92	47.27	52.28
December 31, 2012	52.97	47.06	49.79
March 31, 2013	57.75	50.58	56.80
June 30, 2013	67.67	56.69	63.15
September 30, 2013	67.11	60.69	64.49
December 31, 2013	76.40	63.59	76.40
March 31, 2014	83.34	69.99	80.07
June 30, 2014	85.74	77.01	85.74
September 30, 2014	90.94	85.03	89.03
December 31, 2014	95.50	81.74	94.19
March 31, 2015	108.43	90.96	104.89
June 30, 2015	114.99	105.43	114.14
July 24, 2015*	119.58	114.97	118.91

*	For the period beginning on July 1, 2014 and ending on July 24, 2014

PS–17

The following graph sets forth the historical performance of the common stock of Disney based on the daily Closing Price from January 1, 2008 through July 24, 2015. The Closing Price of the common stock of Disney on July 24, 2015 was $118.91 per share.

Historical Performance of The Walt Disney Company

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

You should not take the historical prices of Disney as an indication of the future performance of Disney. The price of the common stock of Disney has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the common stock of Disney during any period shown above is not an indication that the price of the price of the common stock of Disney is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the common stock of Disney. The actual performance of the common stock of Disney over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown above.

We obtained the historical trading price information set forth above from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

PS–18

CBS Corporation

According to publicly available information, CBS Corporation (“CBS) is a multimedia company that operates broadcasting, television production, and publishing businesses. CBS operates television and radio stations, produces and syndicates television programs, publishes books, provides online content as well as provides outdoor advertising.

Information filed by CBS with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09553, or its CIK Code: 0000813828. CBS’ common stock is listed on the New York Stock Exchange under the ticker symbol “CBS”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of CBS’ SEC filings or any other publicly available information regarding CBS.

Historical Performance of the Common Stock of CBS Corporation

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of CBS during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	26.42	21.57	22.08
June 30, 2008	24.82	19.49	19.49
September 30, 2008	19.17	14.30	14.58
December 31, 2008	14.43	4.51	8.19
March 31, 2009	8.92	3.09	3.84
June 30, 2009	8.92	3.88	6.92
September 30, 2009	12.74	5.78	12.05
December 31, 2009	14.35	11.49	14.05
March 31, 2010	14.80	12.67	13.94
June 30, 2010	16.71	12.93	12.93
September 30, 2010	16.17	12.82	15.86
December 31, 2010	19.59	16.20	19.05
March 31, 2011	26.12	19.20	25.04
June 30, 2011	28.49	24.02	28.49
September 30, 2011	29.54	20.38	20.38
December 31, 2011	27.24	18.95	27.14
March 31, 2012	33.91	27.27	33.91
June 30, 2012	34.33	30.02	32.78
September 30, 2012	37.90	30.61	36.33
December 31, 2012	38.05	32.40	38.05
March 31, 2013	46.95	37.52	46.69
June 30, 2013	51.53	44.71	48.87
September 30, 2013	56.81	48.73	55.16
December 31, 2013	63.74	53.62	63.74
March 31, 2014	67.55	56.31	61.80
June 30, 2014	63.35	55.94	62.14
September 30, 2014	64.30	53.50	53.50
December 31, 2014	56.45	48.91	55.34
March 31, 2015	63.35	53.11	60.63
June 30, 2015	62.77	55.33	55.50
July 24, 2015*	55.93	53.04	53.04

*	For the period beginning on July 1, 2014 and ending on July 24, 2014

PS–19

The following graph sets forth the historical performance of the common stock of CBS based on the daily Closing Price from January 1, 2008 through July 24, 2015. The Closing Price of the Class B common stock of CBS on July 24, 2015 was $53.04 per share.

Historical Performance of CBS Corporation (Class B Common Stock)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

You should not take the historical prices of CBS as an indication of the future performance of CBS. The price of the common stock of CBS has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the common stock of CBS during any period shown above is not an indication that the price of the price of the common stock of CBS is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the common stock of CBS. The actual performance of the common stock of CBS over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown above.

We obtained the historical trading price information set forth above from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

PS–20